UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 17, 2018

Dear Shareholders:

We previously provided you with notice of the Annual Meeting of Shareholders of Bemis Company, Inc. to be held on May 3, 2018 and with a copy of, or internet access to, our proxy statement for the Annual Meeting.

As described in the proxy statement, the Company’s Board of Directors determined that all of the nominees for election as Directors at the Annual Meeting, other than our Chief Executive Officer, are independent under the NYSE independence rules. We also reported in the proxy statement that the Board reviewed certain relationships as part of this independence assessment. In particular, the Board considered that Katherine C. Doyle, a Director-nominee, has a spouse who is a Sr. Vice President of Marsh ClearSight, and certain information about transactions between the Company and Marsh Clearsight and its parent company, Marsh Inc.

Proxy advisory firm ISS expressed concern that Ms. Doyle, who is also a member of the Audit Committee of the Board, would not be an Independent Director under ISS’s own standards on the assumption that the services provided by Marsh ClearSight, which exceeded $10,000 in 2017, constituted “professional services” under ISS’s standards. Accordingly, ISS recommended that shareholders withhold their votes for Ms. Doyle. ·

ISS defines professional services as services that are advisory in nature. The only services provided by Marsh ClearSight to the Company in 2017 were access to cloud-based risk management information software and related software support, for which the Company paid Marsh ClearSight $110,960.

We have explained to ISS the more detailed description of the services provided by Marsh ClearSight referred to above and that these services are not advisory in nature and, therefore, should not constitute professional services, as defined by ISS. We also indicated to ISS that the broader information we provided about Marsh, the parent company, was intended to provide fulsome disclosure about ancillary transactions even though Ms. Doyle’s husband does not hold a position with the parent company. Based on this information, we believe that Ms. Doyle should be considered independent by ISS.

Your vote is important to us. We ask that you consider the information included in this letter and our proxy statement when casting your vote.

Our Board recommends a vote “FOR” all nominees to serve as Directors.

Thank you for your ongoing support of Bemis.

Sheri H. Edison

Senior Vice President, Chief Legal Officer and Secretary